Exhibit 10.50

AMENDMENT NO. 2

TO

SMART FOR LIFE, INC.
2022 EQUITY INCENTIVE PLAN

The Smart for Life, Inc. Equity Incentive Plan (the “Plan”) is hereby amended as follows:

Section 4.1 of the Plan is hereby amended in its entirety to read as follows:

“4.1 Subject to adjustment in accordance with Section 11, a total of 1,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. In addition, the number of shares of Common Stock available for issuance under the Plan will automatically increase on January 1 of each calendar year during the term of the Plan by an amount equal to the lesser of (i) ten percent (10%) of the total number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year or (ii) such number of shares of Common Stock as may be established by the Board. Shares of Common Stock granted in connection with all Awards under the Plan shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of September 5, 2023